Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared from the historical financial statements of Great Lakes Dredge & Dock Corporation (the “Company”) and L.W. Matteson, Inc. (“Matteson”), to give effect to the Company’s acquisition of the business and substantially all of the assets (the “Acquisition”) of Matteson. See Note 1 for further information. The unaudited pro forma condensed combined financial statements do not purport to represent, and are not necessarily indicative of, what the Company’s results of operations would have been had the Acquisition occurred on the dates indicated.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 are presented as if the Acquisition had occurred on January 1, 2010 and include all adjustments that (i) give effect to events that are directly attributable to the Acquisition, (ii) are expected to have a continuing impact, and (iii) are factually supportable. The historical consolidated statement of operations of Matteson for the year ended December 31, 2010 that was used in preparing the unaudited pro forma condensed combined statement of operations for the same period has not been audited.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements, related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Exhibits 99.2, 99.3 and 99.4.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF

OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands)

	Great Lakes Dredge & Dock Corporation (Historical)	L.W. Matteson, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined
Contract revenues	$686,922	$37,183	$—		$724,105
Costs of contract revenues	564,140	25,151	(1,929)	(A)	587,362

Gross profit	122,782	12,032	1,929		136,743
General and administrative expenses	54,352	5,998	2,239	(A)	62,589

Operating income	68,430	6,034	(310)		74,154
Interest expense, net	(13,542)	(3)	(450)	(B)	(13,995)
Other non-operating income, net	—	90	—		90
Equity in loss of joint ventures	(614)	—	—		(614)

Income before income taxes	54,274	6,121	(760)	(C)	59,635
Income tax provision	(20,554)	—	(2,032)		(22,586)

Net income	33,720	6,121	(2,792)		37,049
Net loss attributable to noncontrolling interests	889	—	—		889

Net income attributable to Great Lakes Dredge & Dock Corporation	$34,609	$6,121	$(2,792)		$37,938

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.59				$0.65
Basic weighted average shares	58,647				58,647

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.59				$0.64
Diluted weighted average shares	58,871				58,871

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(dollar amounts in thousands)

1. Basis of Pro Forma Presentation

On December 31, 2010, Great Lakes Dredge & Dock Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (the “LLC”), entered into and consummated an Asset Purchase Agreement with L.W. Matteson, Inc., an Iowa corporation, and Lawrence W. Matteson and Larry W. Matteson pursuant to which the LLC purchased for a base purchase price of $45,000 (a) the business and substantially all of the assets of Seller and (b) certain assets owned by Lawrence W. Matteson and used by the Seller in its business. The purchase price totaled $47,009 and included an adjustment based upon the closing working capital balance, which resulted in the recognition of additional purchase price of $369 and is subject to further adjustment in accordance with the Asset Purchase Agreement. Furthermore, the seller may receive cash payments for any of the calendar years ended 2011, 2012, and 2013 if certain earnings-based criteria, defined per the purchase agreement, are met. The fair value of the recorded earnout liability was $1,640. The transaction was accounted for using the acquisition method and as such Matteson’s assets acquired and liabilities assumed have been recorded at their fair value. Great Lakes Dredge & Dock Company, LLC was determined to be the accounting acquirer for purposes of these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 gives effect to the acquisition as if it occurred on January 1, 2010.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to present what the actual results of operations would have been had the transactions actually occurred on the dates indicated, nor do they purport to represent results of operations for any future period. These statements do not reflect any cost savings or other benefits that may be obtained through synergies among the operations of the Company.

For purposes of these unaudited pro forma condensed combined financial statements, the estimated purchase price paid by the LLC has been allocated to Matteson’s assets and liabilities based on their fair values as of December 31, 2010 as follows (in thousands):

Property, plant and equipment	$36,173
Inventories	4,637
Accounts receivable - net	4,173
Intangible assets	2,670
Other assets and liabilities - net	(644)

Total	$47,009

2. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements correspond to the following descriptions:

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

(A) Reflects the elimination of Matteson depreciation and recognition of depreciation and amortization on the Matteson Assets after the acquisition.

Pro Forma Depreciation Expense
For the Year Ended December 31, 2010
Matteson depreciation pre-sale	$(3,139)
Expense incurred by Matteson for items capitalized by Great Lakes	(1,189)
Depreciation after sale	2,399

Total Adjustment	$(1,929)

The inventory and fixed assets purchased had remaining useful lives of 3 years and 5-30 years, respectively.

			Pro Forma Amortization Expense
	Fair Value	Useful life at purchase	For the Year Ended December 31, 2010
Intangible Assets
Backlog	$2,131	1 year	$2,131
Non-Compete	539	5 years	108

	$2,670		$2,239

(B) The seller note accrues interest at a rate of 6% per year. The Company would have recorded $450 of interest expense for the year ended December 31, 2010.

(C) Reflects the tax impact of the pro forma adjustments as well as Matteson’s net income, at the Company’s effective tax rate of 37.9% at December 31, 2010.